Exhibit 10.2

April 12, 2013

Kirk Nagamine

1710 N. Filbert Avenue

Clovis, CA 93619

Re: Offer of Employment

Dear Kirk:

NTN Buzztime, Inc. ("Buzztime") is pleased to offer you the position of Chief Revenue Officer, reporting to Jeff Berg, Interim Chief Executive Officer. Your anticipated start date will be Monday, April 15, 2013. This offer and your employment relationship will be subject to the terms and conditions of this letter.

Your initial salary will be $8,653.85 per pay period ($225,000.00 annualized), less applicable withholdings, paid bi-weekly in accordance with Buzztime's normal payroll practices. Future adjustments in compensation, if any, will be made by Buzztime in its sole and absolute discretion. This position is exempt therefore you will not receive overtime pay if you work more than (8) hours in a workday or (40) hours in a workweek.

You will be eligible to participate in Buzztime’s Corporate Incentive Plan ("the Incentive Plan"). The intention of the Incentive Plan is to motivate its participants to focus on and maximize their efforts to achieve Buzztime's corporate goals.

Subject to Buzztime's Board of Directors' approval, you will be granted incentive stock options (to the fullest extent allowed under current legal limitations) to purchase 300,000 shares of Buzztime's common stock in accordance with the NTN Buzztime, Inc. 2010 Employee Stock Option Plan (the "Plan") and related option documents. The option will vest over a period of four (4) years and expire at the end of ten (10) years in accordance with the terms of the Plan.

Upon commencement of your employment, the company shall reimburse you for your actual and reasonable commuting and relocation costs from Clovis, CA to San Diego, CA metropolitan area. The total amount of reimbursement for commuting and relocation expenses will be the lesser of actual expenses or $25,000. It is expected that your relocation to the San Diego area will be complete no later than July 15, 2013. Portions or possibly all of the commuting and relocation payments may be subject to withholding taxes such as federal, state and local income or other taxes as may be required pursuant to any applicable law or regulation.

You will also be eligible for all benefits available to other full-time Buzztime employees, in accordance with Buzztime's benefit plan documents. Such benefits include participation in Buzztime's medical, dental, vision, life and other group insurance programs on the first of the month following your hire date and participation in Buzztime's 401(k) Program with enrollment occurring quarterly on 1/1, 4/1, 7/1 and 10/1. Buzztime reserves the right to change or eliminate these benefits on a prospective basis at any time.

If you accept our offer, your employment with Buzztime will be "at-will." This means your employment is not for any specific period of time and can be terminated by you at any time for any reason. Likewise, Buzztime may terminate the employment relationship at any time, with or without cause or advance notice. In addition, Buzztime reserves the right to modify your position, duties or reporting relationship to meet business needs and impose appropriate discipline. Any change to the at-will employment relationship must be by a specific, written agreement signed by you and Buzztime's Chief Executive Officer.

This offer is contingent upon the following:

- Signing Buzztime's Ethics Policy (See enclosed);

- Compliance with federal I-9 requirements (please bring suitable documentation with you on your first day of work verifying your identity and legal authorization to work in the United States);

- Satisfactory completion of a background investigation to include criminal, credit, education verification and reference checks;

- Signing Buzztime's Arbitration Agreement;

This letter, including the enclosed Ethics Policy, constitutes the entire agreement between you and Buzztime relating to this subject matter and supersedes all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, express or implied, on this subject. This letter may not be modified or amended except by a specific, written agreement signed by you and Buzztime's Chief Executive Officer.

This offer will expire on April 14, 2013. To indicate your acceptance of Buzztime's offer on the terms and conditions set forth in this letter, please sign and date this letter in the space provided below and return it to Human Resources no later than 4/14/13.

We hope your employment with Buzztime will prove mutually rewarding, and I look forward to having you join us.

Sincerely,

/s/ Jeff Berg

Jeff Berg

Interim Chief Executive Officer

I have read this offer letter in its entirety and agree to the terms and conditions of employment. I understand and agree that my employment with Buzztime is at-will, which means either you or Buzztime may terminate the employment relationship at any time with or without cause or advance notice.

April 14, 2103	/s/ Kirk Nagamine
Date	Kirk Nagamine

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